Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
of Everest Funds:

We consent to the use of our report incorporated by reference herein on Everest America Fund (a Delaware business trust) dated November 23, 2005, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Omaha, Nebraska
February 24, 2006